UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 30, 2025

Date of Report (Date of earliest event reported)

IMMERSION CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-38334	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2999 N.E. 191st Street, Suite 610, Aventura, FL 33180

(Address of principal executive offices and zip code)

(408) 467-1900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IMMR	The Nasdaq Global Market
Series B Junior Participating Preferred Stock Purchase Rights

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On July 30, 2025, Immersion Corporation (the “Company”) filed a Notification of Late Filing on Form 12b-25 (“Form 12b-25”) with the Securities and Exchange Commission to report that the Company is unable to file its Annual Report on Form 10-K for the fiscal year ended April 30, 2025 within the prescribed time period without unreasonable effort or expense. The Form 12b-25 included selected preliminary and unaudited financial results for the fiscal year ended April 30, 2025 and included the following information:

In July 2025, certain information regarding the recording of cost of sales was brought to the attention of the management of Barnes & Noble Education, Inc. (“Barnes & Noble Education” or “BNED”), which is a subsidiary of the Company. BNED’s management promptly informed the Audit Committee of the BNED Board of Directors (the “BNED Audit Committee”), which caused the BNED Audit Committee to commence an internal investigation with the assistance of outside counsel and advisors.

The investigation at BNED is ongoing and all parties are working diligently to complete the investigation. However, based on initial findings, which could change as the investigation is in its early stages, BNED’s management believes that it may have a potential overstatement of up to $23.0 million in the aggregate to BNED’s accounts receivable balance as of the Company’s fiscal year ended April 30, 2025, which BNED believes is the cumulative net impact of overstatements and understatements to its cost of sales during the fiscal years 2024 and 2025, impacting results of operations in those periods. Based on the BNED Audit Committee’s investigation to date, the Company believes that these potential impacts may have resulted from the actions of a payment processing employee, who has been suspended pending the results of the BNED Audit Committee’s investigation. BNED has not reached a conclusion whether any restatement of previously issued financial statements will be required as a result of the investigation. In addition, certain other financial reporting process matters require resolution in addition to any impact from the conclusion of the ongoing investigation. As such, management is unable to complete the Company’s financial reporting process and preparation of its financial statements for the fiscal year ended April 30, 2025.

Barnes & Noble Education’s management is also assessing the effect of this matter on its internal control over financial reporting and its disclosure controls and procedures. BNED expects to report at least one material weakness related to the appropriate review and approval of manual journal entries following the completion of the ongoing investigation. As a result of the expected material weakness(es), BNED believes that its internal control over financial reporting was not effective, and its disclosure controls and procedures were not effective for the fiscal year ended April 30, 2025.

The Company does not expect the investigation to impact total revenues, which on a preliminary basis were approximately $1.6 billion (unaudited) compared to $33.9 million for the fiscal year ended December 31, 2023, an increase of $1.5 billion. The investigation will not impact the Company’s cash and cash equivalents and total debt for the fiscal year ended April 30, 2025. The foregoing financial information for the fiscal year ended April 30, 2025, is preliminary, unaudited, and subject to change.

Forward-Looking Statements

Statements in this filing about the Company that are not historical facts are forward-looking statements based on our current expectations and estimates. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Our current expectations may not prove to be accurate. The words “estimates,” “expects,” “anticipates,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future results. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this report, except as required by applicable law or regulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date:	July 30, 2025	By:	/s/ J. Michael Dodson
		Name:	J. Michael Dodson
		Title:	Chief Financial Officer